As filed with the Securities and Exchange Commission on August 15, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAGNA INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

Ontario, Canada	3714	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

337 Magna Drive, Aurora, Ontario L4G 7K1, Canada
(905) 726-2462
(Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company
1180 Avenue of the Americas, Suite 210, New York, New York 10036-8401
212-299-5600
(Name, address and telephone number of agent for service in the United States)

Copies to:

Scott M. Freeman
Robert Mandell
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
(212) 839-5300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on at (designate a time not sooner than seven calendar days after filing).

	2.	☐
pursuant to Rule 467(b) on at (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on          .

	3.	☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Debt Securities	$2,000,000,000	100%	$2,000,000,000	$231,800

(1)
Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial public offering price for all securities of U.S. $2,000,000,000 and, if any debt securities are issued at original issue discount, such greater amount as shall result in net proceeds of U.S. $2,000,000,000 to the Registrant.

(2)	Estimated solely for the purpose of determining the registration fee.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I
INFORMATION TO BE DELIVERED TO OFFEREES OR PURCHASERS

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authority in the Province of Ontario but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf  prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities authority.

No securities regulatory authority has expressed an opinion about these securities and it is an offense to claim otherwise.

This short form prospectus has been filed under legislation in the Province of Ontario that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

This short form base shelf prospectus and each document deemed to be incorporated by reference herein constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with the Ontario Securities Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Magna International Inc. at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1, telephone: (905) 726-2462, and are also available electronically at www.sedar.com.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	August 15, 2017

MAGNA INTERNATIONAL INC.
U.S. $2,000,000,000
Senior Debt Securities

We intend to offer from time to time senior debt securities (which we refer to in this prospectus as the ‘‘debt securities’’) in one or more series with a total offering price not to exceed U.S. $2,000,000,000 (or the U.S. dollar equivalent thereof if any of the debt securities are denominated in a currency or a currency unit other than U.S. dollars) during the 25-month period that this prospectus, including any amendments thereto, remains valid.

All information omitted from this short form base shelf prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus. You should read this prospectus and the applicable supplement carefully before you invest. Any such supplement to this prospectus will be incorporated by reference into this prospectus as of the date of the supplement, but only for the purposes of the offering of debt securities to which the supplement relates.

We may sell the debt securities to or through one or more underwriters, dealers or agents. The names of the underwriters, dealers or agents will be set forth in supplements to this prospectus.

The debt securities will constitute our senior unsecured obligations and will rank equally with all our other existing and future senior unsecured obligations.

We are permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States.

Prospective investors should be aware that the acquisition of the debt securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are an Ontario corporation, a majority of our assets are located outside of the United States and a majority of our directors and officers and some of the experts named in this prospectus are resident outside of the United States and a majority of their assets are located outside of the United States.

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any U.S. state securities regulator nor has the SEC or any U.S. state securities regulator passed upon the accuracy or adequacy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.

This prospectus does not qualify for issuance debt securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests, including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this prospectus may qualify for issuance debt securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or a bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR.

There is no market through which the debt securities may be sold and purchasers may not be able to resell debt securities purchased under this prospectus. This may affect the pricing of the debt securities in the secondary market, the transparency and availability of trading prices, the liquidity of the debt securities, and the extent of issuer regulation. See ‘‘Plan of Distribution’’.

All amounts referred to in this prospectus and in the documents incorporated by reference are presented in U.S. dollars, in each case, unless otherwise stated.

The head and registered office of Magna International Inc. is located at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1.

FORWARD-LOOKING STATEMENTS	1
DOCUMENTS INCORPORATED BY REFERENCE	3
AVAILABLE INFORMATION	5
ABOUT MAGNA INTERNATIONAL INC.	6
RISK FACTORS	7
USE OF PROCEEDS	8
DESCRIPTION OF THE DEBT SECURITIES	9
FORMS OF THE DEBT SECURITIES	18
BOOK-ENTRY PROCEDURES AND SETTLEMENT	19
EARNINGS COVERAGE RATIOS	22
PLAN OF DISTRIBUTION	23
INTERESTS OF EXPERTS	24
LEGAL MATTERS	25
LIMITATIONS ON ENFORCEMENT OF U.S. LAWS AGAINST THE COMPANY, OUR MANAGEMENT AND OTHERS	26
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT	27

FORWARD-LOOKING STATEMENTS

This prospectus, including those documents incorporated by reference, may contain forward- looking information or forward-looking statements (collectively, “forward-looking statements”) within the meaning of applicable securities legislation (including within the meaning of the Securities Act (Ontario) and within the meaning Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). These forward-looking statements include, but are not limited to, statements relating to: our use of proceeds of any offering of debt securities under this prospectus or supplement thereto; implementation of our business and capital strategy; future returns of capital to our shareholders, including through dividends and share repurchases; growth prospects of our business, including through organic growth, acquisitions and joint ventures; and estimates of future environmental clean-up and remediation costs. The forward-looking information in this prospectus and in the documents incorporated by reference herein is presented for the purpose of providing information about management’s current expectations and plans and such information may not be appropriate for other purposes. Forward- looking statements may include financial and other projections, as well as statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing, and other statements that are not recitations of historical fact. We use words such as ‘‘may’’, ‘‘would’’, ‘‘could’’, ‘‘should’’, ‘‘will’’, ‘‘likely’’, ‘‘expect’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘intend’’, ‘‘plan’’, ‘‘forecast’’, ‘‘outlook’’, ‘‘project’’, ‘‘estimate’’ and similar expressions suggesting future outcomes or events to identify forward-looking statements. Any such forward-looking statements are based on information currently available to us, and are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict, including, without limitation:

•	the potential for a deterioration of economic conditions or an extended period of economic uncertainty;

•	a decline in consumer confidence, which would typically result in lower production volume levels;

•	the growth of protectionism and the implementation of measures that impede the free movement of goods, services, people and capital;

•	planning risks created by rapidly changing economic or political conditions;

•	fluctuations in relative currency values;

•	legal claims and/or regulatory actions against us;

•	our ability to successfully launch material new or takeover business;

•	underperformance of one or more of our operating Divisions;

•	ongoing pricing pressures, including our ability to offset price concessions demanded by our customers;

•	warranty and recall costs;

•	our ability to successfully identify, complete and integrate acquisitions or achieve anticipated synergies;

•	our ability to conduct appropriate due diligence on acquisition targets;

•	an increase in our risk profile as a result of completed acquisitions;

•	scheduled shutdowns of our customers' production facilities (typically in the third and fourth quarters of each calendar year);

•	the termination or non-renewal by our customers of any material production purchase order;

•	exposure to, and ability to offset, commodities price increases;

•	restructuring actions by OEMs, including plant closures;

•	work stoppages and labour relations disputes;

•	risk of production disruptions due to natural disasters or catastrophic event;

•	the security and reliability of our information technology systems;

•	pension liabilities;

•	changes in our mix of earnings between jurisdictions with lower tax rates and those with higher tax rates, as well as our ability to fully benefit tax losses;

•	shifts in market share away from our top customers;

•	shifts in market shares among vehicles or vehicle segments, or shifts away from vehicles on which we have significant content;

•	inability to sustain or grow our business;

•	risks of conducting business in foreign markets, including China, India, Eastern Europe, Brazil and other markets outside of North America and Western Europe;

•	our ability to successfully compete with other automotive suppliers, including disruptive technology innovators which are entering or expanding in the automotive industry;

•	our ability to consistently develop innovative products or processes;

•	our changing risk profile due to the increasing importance to us of product areas such as powertrain and electronics;

•	restructuring, downsizing and/or other significant non-recurring costs;

•	a reduction in outsourcing by our customers or the loss of a material production or assembly program;

•	a prolonged disruption in the supply of components to us from our suppliers;

•	shutdown of our or our customers' or sub-suppliers' production facilities due to a labour disruption;

•	impairment charges related to goodwill, long-lived assets and deferred tax assets;

•	other potential tax exposures;

•	changes in credit ratings assigned to us;

•	changes in laws and governmental regulations, including tax and transfer pricing laws;

•	costs associated with compliance with environmental laws and regulations;

•	liquidity risks;

•	inability to achieve future investment returns that equal or exceed past returns;

•	a reduction or suspension of our dividend;

•	the unpredictability of, and fluctuation in, the trading price of our common shares; and

•	other factors set out in our most recent Annual Information Form filed with securities commissions in Canada and our most recent Annual Report on Form 40-F filed with the SEC, and subsequent filings.

In evaluating forward-looking statements, we caution readers not to place undue reliance on any forward-looking statements and readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements. Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements to reflect subsequent information, events, results or circumstances or otherwise.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents with respect to Magna International Inc. (which we refer to in the prospectus as the ‘‘Company’’), filed with the various securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference in and form an integral part of this prospectus:

(a)	our Annual Information Form for the year ended December 31, 2016, dated March 28, 2017;

(b)
our Audited Consolidated Financial Statements as at December 31, 2016 and 2015 and for each of the years in the two year periods ended December 31, 2016, together with the notes thereto and the auditors’ report thereon;

(c)	Management’s Discussion and Analysis of our results of operations and financial position for the year ended December 31, 2016;

(d)	our Unaudited Interim Consolidated Financial Statements for the three-month and six-month periods ended June 30, 2017, together with the notes thereto;

(e)	Management’s Discussion and Analysis of our results of operations and financial position for the three-month and six-month periods ended June 30, 2017; and

(f)	our Management Proxy Circular in connection with the annual meeting of our shareholders held on May 11, 2017.

Any documents of the type referred to above, any annual information form, annual or interim financial statements and annual or interim management’s discussion and analysis relating thereto, management proxy circular and any material change reports (excluding confidential material change reports) or business acquisition reports, all as filed by the Company with the various securities commissions or similar authorities in Canada pursuant to the requirements of applicable securities legislation after the date of this prospectus and prior to the termination of the offering of the debt securities under any prospectus supplement to which this prospectus relates, shall be deemed to be incorporated by reference into this prospectus. Any such documents of the type referred to in the preceding sentence incorporated by reference in this prospectus contained in reports on Form 40-F or Form 6-K which we file with or furnish to the SEC after the date of this prospectus and prior to the termination of the offering of the debt securities to which this prospectus relates shall be deemed to be incorporated by reference into this prospectus and as an exhibit to the Registration Statement on Form F-10 of which this prospectus forms a part. In addition, any other documents contained in reports on Form 6-K, if and to the extent expressly provided in such reports on Form 6-K, which we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of the debt securities to which this prospectus relates shall be deemed to be incorporated as an exhibit to the Registration Statement on Form F-10 of which this prospectus forms a part.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Copies of the documents incorporated by reference herein may be obtained on request without charge from the Corporate Secretary of Magna International Inc. at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1, telephone: (905) 726-2462, and are also available electronically at www.sedar.com.

A prospectus supplement containing the specific terms of any offering of debt securities will be delivered to purchasers of such debt securities together with this prospectus and will be deemed to be incorporated by reference in this prospectus as of the date of the prospectus supplement solely for the purposes of the offering of the debt securities covered by that prospectus supplement unless otherwise expressly provided therein.

Upon a new annual information form and the related annual financial statements and accompanying management’s discussion and analysis being filed by the Company with and, where  required, accepted by, the applicable securities commissions or similar authorities in Canada during the term of this prospectus, the previous annual information form, the previous annual financial statements and accompanying management’s discussion and analysis and all interim financial statements and accompanying management’s discussion and analysis, and all material change reports and business acquisition reports filed by the Company prior to the commencement of the then current fiscal year, shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of debt securities hereunder. Upon an interim financial statement and accompanying management’s discussion and analysis being filed by the Company with and, where required, accepted by, the applicable securities commissions or similar authorities in Canada during the currency of this prospectus, all interim financial statements and accompanying management’s discussion and analysis filed prior to the new interim financial statements shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of debt securities hereunder. Upon a new management proxy circular relating to an annual meeting of shareholders of the Company being filed by the Company with and, where required, accepted by, the applicable securities commissions or similar authorities in Canada during the term of this prospectus, the management proxy circular for the preceding annual meeting of shareholders of the Company shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of debt securities hereunder.

AVAILABLE INFORMATION

In addition to the continuous disclosure obligations under the securities laws of the provinces and territories of Canada, we are subject to the informational reporting requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. Such reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC also maintains a website, at www.sec.gov, that contains reports and other information filed by us with the SEC. Our common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange and reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

We have filed with the SEC a registration statement of which this prospectus forms a part on Form F-10 under the U.S. Securities Act of 1933, as amended (the ‘‘Securities Act’’), with respect to the debt securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the debt securities, reference is made to the registration statement and the exhibits thereto, which will be publicly available as described in the preceding paragraph.

ABOUT MAGNA INTERNATIONAL INC.

We are a leading global automotive supplier with 327 manufacturing operations and 100 product development, engineering and sales centres in 29 countries. Our over 161,000 employees are focused on delivering superior value to our customers through innovative products and processes built on World Class Manufacturing. We have complete vehicle engineering and contract manufacturing expertise, as well as product capabilities which include:

• Body	• Active Driver Assistance
• Chassis	• Vision
• Exterior	• Closures
• Seating	• Roof
• Powertrain

We also have electronic and software capabilities across many of these areas.

Our registered and head office is located at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1. Our common shares are listed and posted for trading on the Toronto Stock Exchange under the trading symbol ‘‘MG’’, and on the New York Stock Exchange under the trading symbol ‘‘MGA’’.

Additional information regarding the Company is incorporated by reference into this prospectus. See ‘‘Documents Incorporated by Reference’’.

RISK FACTORS

An investment in the debt securities is subject to various risks. From time to time, the market experiences significant price and volume volatility that may affect the market price of our debt securities for reasons unrelated to our performance. Additionally, the debt securities are subject to market value fluctuations based upon factors which influence our operations, such as legislative or regulatory developments, competition, technological change and global capital market activity and based upon our performance and financial results and perceptions of our creditworthiness.

Before deciding whether to invest in any debt securities, investors should consider carefully the risks set out herein and incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference) and, if applicable, those described in a prospectus supplement relating to a specific offering of debt securities. Prospective investors should consider the categories of risks identified and discussed in the Annual Information Form and Management’s Discussion and Analysis of the Company incorporated herein by reference.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds to us from the sale of the debt securities will be added to our general funds and utilized for general corporate purposes.

DESCRIPTION OF THE DEBT SECURITIES

The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the provisions described in this prospectus may apply to the offered debt securities will be described in the prospectus supplement relating to the offered debt securities. As used in this section, the terms ‘‘we,’’ ‘‘us,’’ ‘‘our,’’ ‘‘Magna International’’ and the ‘‘Company’’ refer to Magna International Inc., a corporation incorporated under the laws of the Province of Ontario, Canada, and not any of its subsidiaries, unless the context otherwise requires.

The debt securities will be issued under an indenture between Magna International and The Bank of New York Mellon (the ‘‘trustee’’), a form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. The indenture relating to the debt securities, as amended or otherwise supplemented by any supplemental indentures, is referred to in this prospectus as the indenture.

The following summaries of the material provisions of the indenture and the debt securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the indenture, including the definitions of specified terms used in the indenture, and the debt securities. Wherever particular articles, sections or defined terms of an indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture.

General

The indenture does not limit the amount of debt, either secured or unsecured, which we may issue under the indenture or otherwise. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, at a premium to par or at a discount to par. We have the right to ‘‘reopen’’ a previous issue of a series of debt by issuing additional debt securities of such series.

We conduct a substantial portion of our operations through our subsidiaries. Our right, and hence the rights of our creditors and shareholders, to participate in any distribution of assets of any of our subsidiaries upon its liquidation or reorganization or otherwise and the ability of a holder of debt securities to benefit as our creditor from any distribution are subject to prior claims of the creditors of the subsidiary, except to the extent that any claim of ours as a creditor of the subsidiary may be recognized. Accordingly, the debt securities will be structurally subordinated to the prior claims of the creditors of our subsidiaries. The debt securities will also effectively rank junior in right of payment to any of our secured debt.

The prospectus supplement relating to the particular series of debt securities offered thereby will describe the following terms of the offered debt securities:

•	the title of the offered debt securities;

•	any limit upon the aggregate principal amount of the offered debt securities;

•	the date or dates (or the manner of calculating the date or dates) on which the principal of the offered debt securities is payable;

•
the rate or rates (or the manner of calculating the rate or rates) at which the offered debt securities shall bear interest, if any, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of and premium, if any, and interest, if any, on the offered debt securities will be payable;

•
the period or periods within which, the price or prices at which, the currency or currency units in which, and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, at our option;

•
our obligation, if any, to redeem or purchase the offered debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices in the currency at which, the currency or currency units in which, and the terms and conditions upon which the offered debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the denominations in which the offered debt securities shall be issuable if other than denominations of $1,000 and any integral multiple thereof;

•
if other than the currency of the United States of America, the currencies in which payments of interest or principal of (and premium, if any, with respect to) the offered debt securities are to be made;

•
if the interest on or principal of (or premium, if any, with respect to) the offered debt securities are to be payable, at our election or at the election of a holder thereof or otherwise, in a currency other than that in which such debt securities are payable, the period or periods within which, and the other terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency in such debt securities are denominated or stated to be payable and the currency in which such debt securities or any of them are to be so payable;

•
the extent to which any offered debt securities will be issuable in permanent global form, the manner in which any payments on a permanent global debt security will be made, and the appointment of any depository relating thereto;

•	the applicability of specified provisions relating to discharge and defeasance described in this prospectus with respect to the offered debt securities;

•
any deletions from, modifications of or additions to the events of default or covenants with respect to the offered debt securities of such series, whether or not such events of default or covenants are consistent with the events of default or covenants set forth herein; and

•	any other terms of the series (which terms shall not be inconsistent with the provisions of the related indenture).

Payments

Unless otherwise indicated in any prospectus supplement, principal of and premium, if any, and interest, if any, on the offered debt securities will be payable, and transfers of the offered debt securities will be registrable, at the corporate trust office of the trustee. Alternatively, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register.

Denominations, Registration and Transfer

Unless otherwise indicated in any prospectus supplement, the offered debt securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple of $1,000, or the equivalent in foreign currency. No service charge will be made for any registration of transfer or exchange of offered debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

If the purchase price of any of the offered debt securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of, premium, if any, or interest, if any, on any series of offered debt securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, tax consequences, specific terms and other information with respect to the issue of offered debt securities and the foreign currency or currencies or foreign currency unit or units will be described in the related prospectus supplement.

We will not be required to issue, register the transfer of, or exchange debt securities of any series during the period from 15 days prior to the mailing of a notice of redemption of debt securities of that series to close of business on the date the notice is mailed. We will also not be required to register the transfer of or exchange any debt security so selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Payment of Additional Amounts

Unless otherwise specified in the applicable prospectus supplement, all payments made by or on behalf of us under or with respect to the debt securities shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the

Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter ‘‘Canadian Taxes’’), unless we are required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If we are so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the debt securities of a series, then, subject to the provisions of the indenture described in the immediately following paragraph, we will pay to each holder or beneficial owner of debt securities as additional interest such additional amounts (‘‘Additional Amounts’’) as may be necessary so that the net amount received by each such holder or beneficial owner after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) will not be less than the amount such holder or beneficial owner would have received if such Canadian Taxes had not been withheld or deducted. However, no Additional Amounts will be payable with respect to a payment made to a holder or beneficial owner of debt securities:

(1)	with which we do not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of the making of such payment;

(2)
which is subject to such Canadian Taxes by reason of the holder or beneficial owner of debt securities being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the debt securities or the receipt of payments thereunder;

(3)
which is subject to such Canadian Taxes by reason of the failure of the holder or beneficial owner of the debt securities to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes;

(4)	which is subject to any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property or similar tax, assessment or governmental charge;

(5)
which is subject to any Canadian Taxes that are imposed with respect to any payment on a debt security to any holder or beneficial owner who is a fiduciary, partnership, limited liability company or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or limited liability company or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder or beneficial owner of such debt security;

(6)	who is a ‘‘specified shareholder’’ of ours or who does not deal at arm’s length with a ‘‘specified shareholder’’ of ours as defined in subsection 18(5) of the Income Tax Act (Canada);

(7)
which is subject to any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (‘‘FATCA’’), any current or future Treasury Regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA, any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, or any agreement with the U.S. Internal Revenue Service under FATCA; or

(8)	which is subject to Canadian Taxes by reason of any combination of (1) through (7) above.

Notwithstanding the foregoing, in all cases, unless otherwise specified in the applicable prospectus supplement, no Additional Amounts will be payable under the provisions above in respect of any debt securities in excess of the Additional Amounts which would be required to be paid if, at all relevant times, the holder or beneficial owner of such debt securities were a resident of the United States for purposes of and was entitled to the benefits of the Canadian-U.S. Income Tax Convention (1980), as amended, including any existing protocols thereto. As a result of the limitation on the payment of Additional Amounts discussed above, the Additional Amounts received by certain holders or beneficial owners of the debt securities may be less than the amount of Canadian Taxes withheld or deducted or the amount of Canadian Taxes (and related amounts) levied or imposed giving rise to the obligation to pay the Additional Amounts and, accordingly, the net amount received by such holders or beneficial owners of the debt securities will be less than the amount such holders or beneficial owners would have received had there been no such withholding or deduction in respect of Canadian Taxes or had such Canadian Taxes (and related amounts) not been levied or imposed.

As soon as practicable after we pay the amount withheld or deducted to the relevant governmental authority in accordance with applicable law, we will provide the trustee with official receipts or other documentation satisfactory to the trustee evidencing the payment of the Canadian Taxes with respect to which Additional Amounts are paid.

We will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise from the execution, delivery, enforcement or registration of the debt securities, the indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the debt securities.

Wherever in this ‘‘Description of the Debt Securities’’ there is mentioned, in any context, the payment of principal (and premium, if any), interest, if any, or any other amount payable under or with respect to a debt security, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The foregoing obligations will survive termination, defeasance or discharge of the indenture.

Optional Tax Redemption

Unless otherwise specified in the applicable prospectus supplement, we may redeem the debt securities of a series at our option, at any time as a whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if we determine that:

(1)
as a result of (A) any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or (B) any change in the official position regarding the application or interpretation of such laws, regulations or rulings by any legislative body, court, governmental agency or regulatory authority (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the prospectus supplement relating to the offer and sale of the debt securities of such series, we have or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the debt securities of such series to any holder or beneficial owner thereof; or

(2)
on or after the date of the prospectus supplement relating to the offer and sale of the debt securities of such series, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in Canada, including any of those actions specified in (1), whether or not such action was taken or such decision was rendered with respect to us, or any change, amendment, application or interpretation has been officially proposed, which, in any such case, will result in us becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the debt securities of such series, and, in any such case, we, in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us.

In the event that we elect to redeem the debt securities of such series pursuant to the provisions set forth in the preceding paragraph, we will deliver to the trustee an opinion of independent legal counsel of recognized standing stating that we would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Notice of intention to redeem the debt securities as described above will be given not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Merger

The indenture provides that we may not, without the consent of the holders of debt securities, consolidate, amalgamate or merge with or into, or sell, lease, transfer or convey all or substantially all of our assets to, another person, unless:

•	immediately after giving effect to the transaction, no default under the indenture has occurred and is continuing;

•	the successor person (if other than us) is organized and existing under the laws of Canada or a province thereof or the United States or a state thereof or the District of Columbia; and

•
the successor person (if other than us) expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all debt securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us.

In addition, we must provide to the trustee an opinion of legal counsel that any such transaction and any assumption by a successor person complies with the applicable provisions of the indenture and that we have complied with all conditions precedent provided in the indenture relating to such transaction.

Other than the covenant described above, or as set forth in any accompanying prospectus supplement, the indenture does not contain any covenants or other provisions designed to afford holders of the debt securities protection in the event of a takeover, recapitalization or a highly- leveraged transaction of or involving us.

Modification of the Indenture

With the consent of the holders of more than 50% in aggregate principal amount of any series of debt securities then outstanding under the indenture, modifications and alterations of the terms of the indenture may be made by us and the trustee which affect the rights of the holders of that series of debt securities. However, no modification or alteration may, without the consent of all holders of any series of debt securities then outstanding affected thereby:

•	extend the fixed maturity of any debt security of that series;

•	reduce the rate or extend the time of payment of interest of any debt security of that series;

•	reduce the principal amount of any debt security of that series or any premium thereon;

•	change the place of payment or make the principal thereof or interest or premium thereon payable in any coin or currency other than that provided in the debt securities of that series;

•	reduce the percentage of debt securities of that series, the holders of which are required to consent to:

•	any supplemental indenture;

•	rescind and annul a declaration that the debt securities of that series are due and payable as a result of the occurrence of an event of default;

•	waive any past default under the indenture and its consequences; and

•	waive compliance with other specified provisions of the indenture.

The holders of more than 50% in aggregate principal amount of the debt securities of each series then outstanding may waive our compliance with some of the restrictive provisions of the indenture applicable to the debt securities of such series, which may include covenants, if any, which are specified in the applicable prospectus supplement. In addition, as described under ‘‘—Events of Default’’ below, holders of more than 50% in aggregate principal amount of the debt securities of any series then outstanding may waive past events of default with respect to the debt securities of such series in specified circumstances and may, subject to certain conditions, direct the trustee in enforcement of remedies.

We and the trustee may, without the consent of any holders, modify and supplement the indenture:

•
to evidence the succession of another person to us under the indenture, or successive successions, and the assumption by the successor person of the covenants, agreements and obligations of us pursuant to the indenture;

•
to add to the covenants applicable to us such further covenants, restrictions, conditions or provisions as our board of directors shall consider to be for the protection of the holders of debt securities of any or all series, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or event of default with respect to such series permitting the enforcement of all or any of the several remedies provided in the indenture; provided, however, that in respect of any such additional covenant, restriction or condition, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the trustee upon such default;

•
to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture;

•	to convey, transfer, assign, mortgage or pledge any property to or with the trustee;

•	to make other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of the holders in any material respect;

•	to secure the debt securities for the benefit of the holders;

•
to evidence and provide for the acceptance of appointment by another corporation as a successor trustee under the indenture with respect to one or more series of debt securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to modify, amend or supplement the indenture in such a manner as to permit the qualification of any supplemental indenture under the Trust Indenture Act of 1939, as amended, as then in effect;

•
to change or eliminate any of the provisions of the indenture, provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•
to conform the terms of the indenture or the debt securities to the description thereof contained in any prospectus (which term includes any applicable supplement to such prospectus) or other offering document or memorandum relating to the offer and sale of those debt securities; and

•	to establish any additional form of debt security and to provide for the issuance of any additional series of debt securities.

Defeasance and Covenant Defeasance

We may, at our option and at any time, terminate our obligations with respect to the outstanding debt securities of a series (‘‘Defeasance’’). Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities, except for (1) the rights of the holders of outstanding debt securities to receive payment in respect of the principal of and premium, if any, and interest on such debt securities when such payments are due, (2) our obligations to register and transfer or exchange any debt securities, replace mutilated, destroyed, lost or stolen debt securities, maintain an office or agency for payments in respect of the debt securities and segregate and hold money in trust, (3) the rights, powers, trusts, duties and immunities of the trustee, and (4) the Defeasance provisions of the indenture. In addition, we may, at our option and at any time, elect to terminate certain of our obligations with respect to the debt securities of a series (including any covenants applicable to the debt securities of such series that may be specified in an applicable prospectus supplement), and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities (‘‘Covenant Defeasance’’).

In order to exercise either Defeasance or Covenant Defeasance:

•
we must irrevocably deposit with the trustee, in trust, for the benefit of the holders, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest on the outstanding debt securities to maturity;

•
we must deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance or Covenant Defeasance, and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance or Covenant Defeasance had not occurred (in the case of Defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service issued, or a change in applicable federal income tax laws occurring, after the date hereof);

•
we must deliver to the trustee an opinion of Canadian counsel or a ruling from the Canada Revenue Agency to the effect that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other Canadian tax purposes as a result of such defeasance and will be subject to Canadian federal, provincial or territorial income and other Canadian tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance or Covenant Defeasance had not occurred (and for the purposes of such opinion, such Canadian counsel will assume that holders of the outstanding debt securities of such series include holders who are not resident in Canada);

•
no default or event of default shall have occurred and be continuing on the date of such deposit or, insofar as the penultimate bullet point under the first paragraph under ‘‘—Events of Default’’ is concerned, at any time during the period ending the 91st day after the date of deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

•
such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any material agreement or instrument to which we are a party or by which we are bound; and

•
we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture to either Defeasance or Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The indenture provides that it will be discharged and will cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of the debt securities, as expressly provided for in the indenture) as to all outstanding debt securities of a series when (1) either (a) all the debt securities of that series theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us) have been delivered to the trustee for cancellation or (b) all debt securities of that series not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at maturity within one year or are to be called for redemption within one year and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, and interest on the debt securities to the date of deposit or to the maturity date or date of redemption, as the case may be; (2) we have paid or have caused to be paid all other sums payable under the indenture by us, including all amounts payable to the trustee; and (3) we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Events of Default

As to any series of debt securities, an event of default is defined in the indenture as being:

•	failure to pay any interest on the debt securities of that series when due, which failure continues for 30 days;

•	failure to pay principal or premium, if any, with respect to the debt securities of that series when due;

•	failure to pay or satisfy any sinking fund payment or similar obligation with respect to debt securities of that series when due;

•
failure to observe or perform any other covenant, warranty or agreement in the indenture or the debt securities of that series, other than a covenant, warranty or agreement, a default in whose performance or whose breach is specifically dealt with in the section of the indenture governing events of default, if the failure continues for 75 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding;

•
uncured or unwaived failure to pay principal of our other indebtedness for borrowed money (excluding any non-recourse indebtedness) when due, including any other series of debt securities, beyond any period of grace with respect thereto, or any acceleration of the maturity thereof, if the aggregate principal amount of such indebtedness is in excess of $150,000,000 and the default in payment is not being contested by us in good faith and by appropriate proceedings, such indebtedness (other than indebtedness due upon acceleration) is not discharged or such acceleration is not rescinded or annulled, in each case, within 30 days after notice thereof as provided in the indenture;

•	specified events of bankruptcy, insolvency, receivership or reorganization; or

•	any other event of default provided with respect to debt securities of that series.

For purposes of the foregoing, ‘‘non-recourse indebtedness’’ means indebtedness of ours or any subsidiary of ours in respect of which the recourse of the holder of such indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to specified assets, and with respect to which neither we nor any subsidiary of ours provides any additional credit support.

Notice and Declaration of Defaults

So long as the debt securities of any series remain outstanding, we will be required to furnish annually to the trustee a certificate of one of our corporate officers stating whether, to the best of such officer’s knowledge, we are in default under any of the provisions of the indenture, and specifying all defaults, and the nature thereof, of which such officer has knowledge.

The indenture provides that the trustee will, within 90 days after the occurrence of a default known to the trustee with respect to any series for which there are debt securities outstanding, give to the holders of those debt securities notice of defaults known to it, including events specified above without grace periods. Except in the case of default in the payment of principal, premium, if any, or interest on any of the debt securities of any series or the payment of any sinking fund installment on the debt securities of any series, the trustee may withhold notice to the holders if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

The trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may declare the debt securities of that series immediately due and payable upon the occurrence of any event of default after expiration of any applicable grace period. In some cases, the holders of a majority in principal amount of the debt securities of any series then outstanding may waive any past default and its consequences, except a default in the payment of principal, premium, if any, or interest, including sinking fund payments.

Actions upon Default

In case an event of default with respect to any series of debt securities occurs and is continuing, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of debt securities outstanding of any series unless the holders have offered to the trustee indemnity satisfactory to it. The right of a holder to institute a proceeding with respect to the indenture is subject to conditions precedent including notice and indemnity to the trustee, but the holder has a right to receipt of principal, premium, if any, and interest on their due dates or to institute suit for the enforcement thereof, subject to specified limitations with respect to defaulted interest.

The holders of a majority in principal amount of the debt securities outstanding of the series in default will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the trustee, or exercising any power or trust conferred on the trustee. Any direction by the holders will be in accordance with law and the provisions of the related indenture, provided that the trustee may decline to follow any such direction if the trustee determines on the advice of counsel that the proceeding may not be lawfully taken or would be materially or unjustly prejudicial to holders not joining in the direction. The trustee will be under no obligation to act in accordance with the direction unless the holders offer the trustee security or indemnity satisfactory to it against costs, expenses and liabilities which may be incurred thereby.

Provision of Financial Information

We will be required to file with the trustee, within 15 days after we are required to file the same with the SEC, copies of the annual and other reports which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If we are not so required to file such reports to the SEC under such sections, then we will be required to file with the trustee and the SEC, in accordance with the rules and regulations prescribed by the SEC, such of the supplementary and periodic reports, if any, which may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations. Any documents filed by us with the SEC via the SEC’s EDGAR system will be deemed filed with the trustee as of the time such documents are filed via the SEC’s EDGAR system.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Under the indenture, the trustee is required to transmit reports in accordance with Section 313 of the Trust Indenture Act to all holders regarding its eligibility and qualifications as trustee under the indenture and specified related matters.

The trustee has obtained an order from the Ontario Securities Commission pursuant to subsection 46(4) of the Business Corporations Act (Ontario) exempting the indenture from Part V of the Business Corporations Act (Ontario). The trustee, its officers and directors, and the assets of the trustee are located outside of Ontario and, as a result, it may be difficult for a holder of debt securities to enforce rights against the trustee, its officers or directors or the trustee’s assets. A holder of debt securities may have to enforce such rights in the United States.

FORMS OF THE DEBT SECURITIES

Except as provided in an applicable prospectus supplement, each debt security will generally be represented by one or more global securities representing the entire issuance of securities. We will issue debt securities evidenced by certificates in definitive form to a particular investor only in limited circumstances. Both certificated securities in definitive form and global securities will be issued in registered form, where our obligation runs to the holder of the security named on the face of the security. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depository or its nominee as the owner of the debt securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/ dealer, bank, trust company or other representative. See ‘‘Book-Entry Procedures and Settlement’’.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

General

Except as may otherwise be provided in an applicable prospectus supplement, offered debt securities will be issued in the form of book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company (‘‘DTC’’), or a successor thereto, a securities depository, and will be registered in the name of DTC or a successor or nominee of DTC. DTC or such successor or nominee of DTC will thus be the only registered holder of these debt securities.

Interests in the global securities may be held through either DTC in the United States or through Clearstream Banking, S.A., Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a ‘‘banking organization’’ within the meaning of the New York Banking Law, a member of the Federal Reserve System, a ‘‘clearing corporation’’ within the meaning of the New York Uniform Commercial Code, and a ‘‘clearing agency’’ registered pursuant to the provisions of Section 17A of the Exchange Act.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear plc, a company organized under the laws of England and Wales, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

Purchasers of debt securities may only hold interests in the global securities through DTC if they are participants in the DTC system. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through various intermediaries.

The debt securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the debt securities will generally not be entitled to have the debt securities represented by the global securities registered in its name and will not be considered the owner under the terms of the debt securities and their governing documents. That means that we and any trustee, issuing and paying agent, registrar or other agent of ours for the debt securities will be entitled to treat the registered holder, DTC, as the holder of the debt securities for all purposes. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of debt securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded securities are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry securities.

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

•	DTC is unwilling or unable to continue as depository for such global security and we do not appoint a qualified replacement for DTC within 90 days; or

•	there shall have occurred and be continuing an event of default with respect to the debt securities represented by such global security.

Unless we indicate otherwise, any global security that is so exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the debt securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the debt securities for distribution to participants in accordance with DTC’s procedures. Each sale of a book-entry security will settle in immediately available funds through DTC unless otherwise stated.

Payments on debt securities represented by the global securities will be made to DTC as the registered owner thereof. We expect that DTC, upon receipt of any payment on the debt securities represented by a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on debt securities held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the ‘‘Terms and Conditions’’). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

The information in this section ‘‘Book-Entry Procedures and Settlement’’ has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Clearstream and Euroclear

Links have been established among DTC, Clearstream and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. depositaries of Clearstream and Euroclear, as participants in DTC.

When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream or Euroclear participant’s account would instead be valued as of the actual settlement date.

EARNINGS COVERAGE RATIOS

The following earnings coverage ratios do not reflect the issuance of any debt securities under this prospectus.

Based on U.S. GAAP, our interest requirements on all indebtedness amounted to $95 million for the twelve months ended December 31, 2016 and our interest requirements on all indebtedness amounted to $91 million for the twelve months ended June 30, 2017. Our reported net income, before interest on debt and income taxes, was $2,832 million for the twelve months ended December 31, 2016, which was 30 times our interest requirements for that period and our reported net income, before interest on debt and income taxes, was $2,944 million for the twelve months ended June 30, 2017, which was 32 times our interest requirements for that period.

PLAN OF DISTRIBUTION

We may sell the debt securities being offered by this prospectus in four ways: (1) through agents, (2) through underwriters, (3) through dealers and/or (4) directly to one or more purchasers (where permitted by applicable law).

We may designate agents from time to time to solicit offers to purchase these debt securities. We will name any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, and state any commissions we are to pay to that agent in the applicable prospectus supplement. That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If we use a dealer to offer and sell these debt securities, we will sell the debt securities to the dealer, as principal, and will name the dealer in the applicable prospectus supplement. The dealer may then resell the debt securities to the public at varying prices to be determined by that dealer at the time of resale.

There is no market through which the debt securities may be sold and purchasers may not be able to resell debt securities purchased under this prospectus. This may affect the pricing of the debt securities in the secondary market, the transparency and availability of trading prices, the liquidity of the debt securities, and the extent of issuer regulation.

If so indicated in the applicable prospectus supplement, one or more firms, which we refer to as ‘‘remarketing firms,’’ acting as principals for their own accounts or as agents for us, may offer and sell these debt securities as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the applicable prospectus supplement.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by some purchasers to purchase debt securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions described in the applicable prospectus supplement, and the applicable prospectus supplement will state the commission payable for solicitation of these offers.

INTERESTS OF EXPERTS

The consolidated financial statements as at December 31, 2016 and 2015, and for each of the two years in the period ended December 31, 2016, incorporated by reference in this prospectus, and the effectiveness of the Company's internal control over financial reporting, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte LLP are located at 22 Adelaide Street West, Toronto, Ontario, M5H 0A9. Deloitte LLP is independent with respect to the Company in accordance with the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario, and within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States) (PCAOB).

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement, certain legal matters relating to the debt securities offered by a prospectus supplement will be passed upon, on our behalf, by Sidley Austin LLP, New York, New York, and by Osler, Hoskin & Harcourt LLP, Toronto, Ontario. As of the date of this prospectus, the partners and associates of Osler, Hoskin & Harcourt LLP, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding securities.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS AGAINST THE COMPANY, OUR MANAGEMENT AND OTHERS

We are a company existing under the laws of the Province of Ontario, Canada. A majority of our assets are located outside of the United States and a majority of our directors and officers and some of the experts named in this prospectus are resident outside of the United States and a majority of their assets are located outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon those directors, officers or experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors, officers or experts under United States federal securities laws. A monetary judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. In addition, it may be difficult for United States investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, among other things, civil liabilities predicated upon such securities laws.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of or incorporated by reference in the registration statement of which this prospectus forms a part: the documents listed in (a)—(f) under ‘‘Documents Incorporated by Reference’’; the form of the indenture; the Statement of Eligibility of Trustee; consent of Deloitte LLP; and Powers of Attorney.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Section 136 of the Business Corporations Act (Ontario) as amended, provides, in part, as follows:

(1)            A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity; (2)  A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfill the conditions set out in subsection (3); (3)  A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request; (4)  In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Derivative actions

(4.1)            A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to indemnity

(4.2)             Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

(a)            was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)            fulfils the conditions set out in subsections (3) and (4).

Insurance

(4.3)            A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual,

(a)            in the individual’s capacity as a director or officer of the corporation; or

(b)            in the individual’s capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Application to court

(5)            A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6)            Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Section 5 of By-Law No. 1 of the Corporation provides as follows:

Protection of Directors, Officers and Others

5.1            Limitation of Liability.  No director, officer or employee shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error in judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or employment or in relation thereto, unless the same are occasioned by his own negligence or wilful default; provided that nothing herein shall relieve any director, officer or employee from the duty to act in accordance with the Act or from liability for any breach thereof.

5.2            Indemnification.  The Corporation shall indemnify a director, officer, former director, former officer or a person who acts or acted at the Corporation’s request as a director or officer or other similar executive for another body corporate or other organization of which the Corporation is or was a shareholder (or other type of equity-holder) or creditor, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative action or proceeding to which such individual is made a party by reason of being or having been a director, officer or other similar executive of such body corporate or other organization, to the full extent permitted by law.  The Corporation is authorized to enter into agreements evidencing its indemnity in favour of the foregoing persons to the full extent permitted by law and may purchase and maintain insurance against the risk of its liability to indemnify pursuant to this provision.

We carry liability insurance which provides for coverage for our officers and directors and our subsidiaries, subject to a deductible for executive indemnification.  The policy does not provide coverage for losses arising from the breach of fiduciary responsibilities under statutory or common law or from violations of, or the enforcement of, pollutant laws and regulations.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Exhibits

4.1	Annual Information Form of the Registrant dated March 28, 2017 (incorporated by reference to Exhibit 1 to Magna International Inc.’s Form 40-F filed on March 30, 2017, File No. 001-11444).

4.2
Annual Report to Shareholders for the Year Ended December 31, 2016, which contains the Registrant’s audited consolidated financial statements as at December 31, 2016 and 2015 and for each of the years in the two year period ended December 31, 2016 and Management’s Discussion and Analysis of Results of Operations and Financial Position (incorporated by reference to Exhibit 99.1 to Magna International Inc.’s Report on Form 6-K dated March 30, 2017, File No. 001-11444).

4.3
Notice of Annual Meeting of Shareholders held on May 11, 2017 in Toronto, Ontario, Canada, dated March 28, 2017, and Management Proxy Circular (incorporated by reference to Exhibit 22.1 to Magna International Inc.’s Report on Form 6-K dated March 30, 2017, File No. 001-11444).

4.4
Second Quarter Report for the three-month and six-month periods ended June 30, 2017 which contains the Registrant’s unaudited interim consolidated financial statements, together with the notes thereto, and Management’s Discussion and Analysis of operations and financial position (incorporated by reference to Exhibit 99.1 to Magna International Inc.’s Report on Form 6-K dated August 11, 2017, File No. 001-11444).

5.1	Consent of Deloitte LLP.

6.1	Powers of Attorney (included on page III-1 of this registration statement).

7.1
Form of Indenture to be entered into by Magna International Inc. with The Bank of New York Mellon as Trustee (incorporated by reference to Exhibit 7.1 to Amendment No. 1 to Magna International Inc.’s Registration Statement on Form F-10 filed April 9, 2014, File No. 333-194892).

7.2	Statement of Eligibility of Trustee on Form T-1.*

*  To be filed by pre-effective amendment.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

The Registrant has filed with the Commission an Appointment of Agent for Service of Process and Undertaking on Form F-X with the original filing of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Aurora, Province of Ontario, Country of Canada, on the 15th day of August, 2017.

MAGNA INTERNATIONAL INC.

By:	/s/ Bassem A. Shakeel
Name: Bassem A. Shakeel
Title: Vice-President and Secretary

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Vincent J. Galifi, Jeffrey O. Palmer and Bassem A. Shakeel his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, as amended, and any rules, regulations and requirements of the U.S. Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended, of the securities of the Registrant as contemplated by the resolutions of the Board of Directors of the Registrant adopted on August 10, 2017, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Board of Directors or officer of the Registrant, a registration statement on Form F-10 (or any other form deemed appropriate by such attorney, or one or more amendments to an existing registration statement of the Registrant) and/or such other form or forms as may be appropriate to be filed with the Commission as such attorney may deem appropriate in respect of the securities of the Registrant, to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act, to any and all amendments, including post-effective amendments, to such registration statement(s), and to any and all instruments and documents filed as part of or in connection with such registration statement(s) and any and all amendments thereto, including post-effective amendments.
III-1

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Donald J. Walker	Chief Executive Officer and Director	August 15, 2017
Donald J. Walker
/s/ Vincent J. Galifi	Executive Vice-President and Chief Financial Officer	August 15, 2017
Vincent J. Galifi
/s/ Atul K. Mehta	Vice-President Financial Reporting and Taxation (Principal Accounting Officer)	August 15, 2017
Atul Mehta
/s/ William Young	Chairman of the Board and Director	August 15, 2017
William Young
/s/ Scott Bonham	Director	August 15, 2017
Scott Bonham
/s/ Mary S. Chan	Director	August 15, 2017
Mary S. Chan
/s/ Barbara T. Judge	Director	August 15, 2017
Barbara T. Judge
/s/ Kurt J. Lauk	Director	August 15, 2017
Kurt J. Lauk
/s/ Cynthia A. Niekamp	Director	August 15, 2017
Cynthia A. Niekamp

III-2

/s/ William A. Ruh	Director	August 15, 2017
William A. Ruh
/s/ Dr. Indira V. Samarasekera	Director	August 15, 2017
Dr. Indira V. Samarasekera
/s/ Lawrence D. Worrall	Director	August 15, 2017
Lawrence D. Worrall

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Magna International Inc. in the United States, in the Town of Aurora, Province of Ontario, Country of Canada, on the 15th day of August, 2017.

MAGNA INTERNATIONAL OF AMERICA, INC. (Authorized Representative)

By:	/s/ Bassem A. Shakeel
Name: Bassem A. Shakeel
Title: Vice-President and Secretary

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Exhibits

4.1	Annual Information Form of the Registrant dated March 28, 2017 (incorporated by reference to Exhibit 1 to Magna International Inc.’s Form 40-F filed on March 30, 2017, File No. 001-11444).

4.2
Annual Report to Shareholders for the Year Ended December 31, 2016, which contains the Registrant’s audited consolidated financial statements as at December 31, 2016 and 2015 and for each of the years in the two year period ended December 31, 2016 and Management’s Discussion and Analysis of Results of Operations and Financial Position (incorporated by reference to Exhibit 99.1 to Magna International Inc.’s Report on Form 6-K dated March 30, 2017, File No. 001-11444).

4.3
Notice of Annual Meeting of Shareholders held on May 11, 2017 in Toronto, Ontario, Canada, dated March 28, 2017, and Management Proxy Circular (incorporated by reference to Exhibit 22.1 to Magna International Inc.’s Report on Form 6-K dated March 30, 2017, File No. 001-11444).

4.4
Second Quarter Report for the three-month and six-month periods ended June 30, 2017 which contains the Registrant’s unaudited interim consolidated financial statements, together with the notes thereto, and Management’s Discussion and Analysis of operations and financial position (incorporated by reference to Exhibit 99.1 to Magna International Inc.’s Report on Form 6-K dated August 11, 2017, File No. 001-11444).

5.1	Consent of Deloitte LLP.

6.1	Powers of Attorney (included on page III-1 of this registration statement).

7.1
Form of Indenture to be entered into by Magna International Inc. with The Bank of New York Mellon as Trustee (incorporated by reference to Exhibit 7.1 to Amendment No. 1 to Magna International Inc.’s Registration Statement on Form F-10 filed April 9, 2014, File No. 333-194892).

7.2	Statement of Eligibility of Trustee on Form T-1.*

* To be filed by pre-effective amendment.

III-4